Exhibit 15.3

CONSENT OF DAVID BURGA

March 28, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the “Company”)
Annual Report on Form 20-F of the Company for the year ended December 31, 2024 (the “Form 20-F”)

I, David Burga, hereby consent to the use of my name in connection with reference to my involvement in the preparation and review of the following:

•
Technical Report titled “S-K 1300 Technical Report - Operational Technical Report at the Cauchari-Olaroz Salars, Jujuy Province, Argentina”, effective December 31, 2024 (the “Technical Report”); and
•
the review and approval of all technical and scientific information contained in the Management’s Discussion & Analysis for the year ended December 31, 2024 being filed by the Company as part of the Form 20-F (the “MD&A”);

and to references to the Technical Report and MD&A, or portions thereof, included or incorporated by reference in the Form 20-F, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Technical Report and MD&A related to me in the Form 20-F. This consent extends to any amendments to the Form 20-F.

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Technical Report and the MD&A, to references to the Technical Report and the MD&A, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report and MD&A related to me in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F.

I further consent to the filing of the Technical Report as an exhibit to the Form 20-F.

/s/David Burga

David Burga, P.Geo.